UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2011

THE TORO COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8649	41-0580470
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8111 Lyndale Avenue South Bloomington, Minnesota		55420
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 888-8801

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 29, 2011, the Board of Directors of The Toro Company (the “Company”) elected Renee J. Peterson, age 50, to the offices of Vice President, Finance and Chief Financial Officer effective as of August 22, 2011. Ms. Peterson will replace Stephen P. Wolfe, the Company’s current Vice President, Finance and Chief Financial Officer, who, as previously announced in a Current Report on Form 8-K dated March 30, will retire on July 31, 2011 after more than 25 years of service with the Company. Michael J. Hoffman, the Company’s Chairman, President and Chief Executive Officer, was appointed by the Board to serve as and will assume the role of the Company’s principal financial officer in addition to his current positions for the interim period between July 31, 2011 and August 22, 2011.

Previously, Ms. Peterson served as Vice President—Finance and Planning of the Truck and Automotive Segments of Eaton Corporation, a diversified power management company (“Eaton”), a position she held since July 2009. Ms. Peterson also previously served as Vice President—Finance, Information Technology and Business Development of the Automotive Segment of Eaton from September 2008 to July 2009. Prior to joining Eaton, from 1983 to September 2008, Ms. Peterson served in various financial leadership positions at Honeywell International Inc., a diversified technology and manufacturing company (“Honeywell”), including as Vice President—Finance of Defense and Space Operations in the Aerospace Business from July 2005 to September 2008. Ms. Peterson earned her Master of Business Administration from the University of Minnesota Carlson School of Management and her Bachelor of Science in Accounting from St. Cloud State University.

Pursuant to the terms of her offer letter dated July 25, 2011, effective as of August 22, 2011, Ms. Peterson will:

•	earn an annual base salary of $400,000;

•	receive a cash sign on bonus in the amount of $180,000, which must be repaid to the Company if Ms. Peterson voluntary terminates her employment prior to the first anniversary of her start date;

•

receive a restricted stock award of 22,500 shares granted by the Compensation & Human Resources Committee of the Board of Directors (the “Committee”) under The Toro Company 2010 Equity and Incentive Plan (the “2010 Plan”), which will vest in three equal installments on the first, second and third anniversaries of the date of grant;

•

be eligible to participate in the same health and welfare benefits plans in which the Company’s U.S.-based office salaried employees participate, which include medical, dental, life, accidental death and dismemberment, and long-term disability;

•

receive the same perquisites provided to certain of the Company’s other executive officers, which include payment by the Company of all costs associated with leasing, operating, maintaining and insuring a Company-leased vehicle; annual reimbursement by the Company for financial, tax and estate planning services; annual reimbursement by the Company for executive physical exam expenses not covered by insurance; and receipt of Company products at no cost but with responsibility for applicable taxes;

•	automatically become a participant in the Company’s Change in Control Severance Compensation Policy; and

•

receive substantially the same relocation benefits provided to other employees of the Company, which include, among other things, reimbursement for home finding trips, travel to the new location, temporary storage and shipment of household goods, temporary lodging, home marketing assistance, closing costs for the purchase of a new home, and other incidental costs.

Ms. Peterson will also be eligible to participate in The Toro Company Investment, Savings & Employee Stock Ownership Plan, The Toro Company Deferred Compensation Plan, The Toro Company Deferred Compensation Plan for Officers, and The Toro Company Supplemental Benefit Plan, in accordance with the respective terms of such plans.

The foregoing description of Ms. Peterson’s offer letter is a summary of the material terms of such letter, does not purport to be complete and is qualified in its entirety by reference to the complete text of the offer letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 7—Regulation FD

Item 7.01	Regulation FD Disclosure.

Attached to this Current Report on Form 8-K as Exhibit 99.1 is a copy of the press release issued by the Company on July 29, 2011, announcing Ms. Peterson’s election.

Section 9—Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter dated July 25, 2011 between The Toro Company and Renee Peterson (filed herewith)

99.1	Press release dated July 29, 2011 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TORO COMPANY
(Registrant)

Date: July 29, 2011	By	/s/ Timothy P. Dordell
Timothy P. Dordell
Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

10.1	Offer Letter dated July 25, 2011 between The Toro Company and Renee Peterson	Filed herewith

99.1	Press release dated July 29, 2011	Furnished herewith